Exhibit 99.1

Silo Pharma Announces Implementation of 1-for-50 Reverse Stock Split in Preparation for Planned Uplisting to Nasdaq

ENGLEWOOD CLIFFS, NJ – September 15, 2022 (GLOBE NEWSWIRE) -- Silo Pharma, Inc. (OTCQB: SILO) (“the Company”), a developmental stage biopharmaceutical company focused on merging traditional therapeutics with psychedelic research, announced today that it will effect a 1-for-50 reverse split of its common stock in preparation for the planned listing of the Company’s securities on The Nasdaq Capital Market (“Nasdaq”). The reverse stock split will become effective at the open of business on Thursday, September 15, 2022, and the Company’s common stock will begin trading on the OTC Markets system on a split-adjusted basis under the temporary ticker symbol “SILOD” at that time. The fifth character “D” will remain appended to the Company’s symbol for 20 business days or until the Company is listed on Nasdaq, whichever comes first, at which point the Company’s trading symbol will revert back to “SILO.”

The Company has filed an application to list its common stock on The Nasdaq Capital Market and believes it satisfies the financial and liquidity requirements for listing other than the minimum share price requirement. The reverse stock split is intended to enable the Company to meet the stock price requirement for initial listing on The Nasdaq Capital Market.

As a result of the reverse stock split, every 50 shares of issued and outstanding common stock will be exchanged for 1 share of common stock, with any fractional shares being rounded up to the next higher whole share. Immediately after the reverse stock split becomes effective, the Company will have approximately 1,987,906 shares of common stock issued and outstanding.

Additional information concerning the reverse stock split can be found in Silo Pharma’s definitive proxy statement filed with the Securities and Exchange Commission on February 14, 2022.

About Silo Pharma
Silo Pharma. Inc. is a development-stage biopharmaceutical company focused on merging traditional therapeutics with psychedelic research for people suffering from indications such as Alzheimer’s, PTSD, and other rare neurological disorders. Silo’s mission is to identify assets to license and fund the research which we believe will be transformative to the well-being of patients and the healthcare industry. For more information, visit www.silopharma.com

Forward-Looking Statements

This news release contains "forward-looking statements" within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are identified by the use of words “could”, “believe”, “anticipate”, “intend”, “estimate”, “expect”, “may”, “continue”, “predict”, “potential”, and similar expressions that are intended to identify forward-looking statements. Such statements involve known and unknown risks, uncertainties, and other factors that could cause the actual results of Silo Pharma, Inc. (“Silo” or “the Company”) to differ materially from the results expressed or implied by such statements, including changes to anticipated sources of revenues, future economic and competitive conditions, difficulties in developing the Company’s technology platforms, retaining and expanding the Company’s customer base, fluctuations in consumer spending on the Company’s products and other factors. Accordingly, although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. The Company disclaims any obligations to publicly update or release any revisions to the forward-looking information contained in this presentation, whether as a result of new information, future events, or otherwise, after the date of this presentation or to reflect the occurrence of unanticipated events except as required by law.

Contact

800-705-0120

investors@silopharma.com